AT&T Reports Third-Quarter Results

Solid wireless and fiber subscriber gains reflect resiliency of core connectivity businesses; free cash flow guidance updated; debt reduction continues

•Consolidated revenues of $42.3 billion
•Cash from operations of $12.1 billion
•Capital expenditures of $3.9 billion; gross capital investment of $4.5 billion1
•Free cash flow of $8.3 billion; total dividend payout ratio of 45%2
•Diluted EPS of $0.39 as reported compared to $0.50 in the year-ago quarter
•Adjusted EPS of $0.76 compared to $0.94 in the year-ago quarter
◦Includes COVID-19 impacts of ($0.21): ($0.02) of incremental costs and ($0.19) of estimated revenues

Note: AT&T’s third-quarter earnings conference call will be webcast at 8:30 a.m. ET on Thursday, October 22, 2020. The webcast and related materials will be available on AT&T’s Investor Relations website at https://investors.att.com.

DALLAS, October 22, 2020 — AT&T Inc. (NYSE:T) reported third-quarter results that showed solid subscriber growth in the company’s market focus areas of wireless and fiber broadband while continuing to reflect strong cash flows, financial strength and business resiliency. The company also updated guidance and now expects 2020 free cash flow of $26 billion or higher, with a dividend payout ratio in the high 50s%.2

Third-Quarter Highlights

Communications
•Mobility:
◦More than 5 million total domestic wireless net adds
◦More than 1 million postpaid net adds, including 645,000 postpaid phones (phones include 151,000 Keep Americans Connected Pledge (KACP) paying accounts)
◦245,000 prepaid net adds, including 131,000 prepaid phone net adds
◦Postpaid phone churn of 0.69%, significant improvement year over year (0.77% when excluding KACP paying accounts)
◦Service revenues down 0.3% due to decline in international roaming; equipment revenues up year over year
◦Fastest nationwide 5G network and, for the 7th consecutive quarter in a row, the fastest network in the nation3

•Entertainment Group:
◦A record high 357,000 AT&T Fiber net adds and 158,000 total broadband net adds (includes 28,000 and 104,000 KACP paying accounts, respectively).
◦Solid IP broadband and video ARPU gains
◦AT&T TV gains helped offset premium TV loss
▪590,000 net loss, the result of lower churn and higher quality base (includes 116,000 KACP paying accounts)

WarnerMedia
•Total domestic HBO and HBO Max subscribers4 top 38 million and 57 million5 worldwide, respectively
◦38 million exceeds previously announced year-end target of 36 million
•HBO Max activations more than doubled from second-quarter levels
•HBO Max advertising-supported service on track to launch in 2021
•Industry-leading 38 Primetime and 15 News and Documentary Emmy Awards
•Results impacted by the COVID-19 disruption and return of sports programming in the quarter

“We delivered a solid quarter with good subscriber momentum in our market focus areas of connectivity and software-based entertainment,” said John Stankey, AT&T chief executive officer. “Wireless postpaid growth was the strongest that it’s been in years with one million net additions, including 645,000 phones. We added more than 350,000 fiber broadband customers and are on track to grow our fiber base by more than 25% this year. And we continue to grow and scale HBO Max, with total domestic HBO and HBO Max subscribers topping 38 million — well ahead of our expectations for the full year. Our strong cash flow in the quarter positions us to continue investing in our growth areas and pay down debt. We now expect 2020 free cash flow of $26 billion or higher with a full-year dividend payout ratio in the high 50s%.”

Consolidated Financial Results
AT&T’s consolidated revenues for the third quarter totaled $42.3 billion versus $44.6 billion in the year-ago quarter. The COVID-19 pandemic impacted revenues across all businesses, particularly WarnerMedia and also domestic wireless service revenues, primarily from lower international roaming. For the quarter, revenue declines included domestic video, Warner Bros. television and theatrical products, legacy wireline services and Latin America due to foreign exchange pressure. These declines were partly offset by higher wireless equipment revenues and higher advertising revenues associated with timing shift of sports from the first half of 2020.

Operating expenses were $36.2 billion versus $36.7 billion in the year-ago quarter. Expenses decreased from lower Entertainment Group costs, lower Warner Bros. film and television production costs associated with lower revenues, and foreign exchange impacts on Latin America expenses. These decreases were partly offset by higher Turner programming costs due to the shift of sports from the first half of the year, higher HBO Max investments, incremental COVID-19 costs and higher subscriber acquisition and fulfillment costs.
Operating income was $6.1 billion versus $7.9 billion in the year-ago quarter, due to the impact of lower revenues and operating expenses and incremental COVID-19 costs. Operating income margin was 14.5% versus 17.7% in the year-ago quarter. When adjusted for amortization and other items, operating income was $8.2 billion versus $9.9 billion in the year-ago quarter, and operating income margin was 19.4% versus 22.2% in the year-ago quarter.
Third-quarter net income attributable to common stock was $2.8 billion, or $0.39 per diluted common share, versus $3.7 billion, or $0.50 per diluted common share, in the year-ago quarter. Adjusting for $0.37, which includes merger-amortization costs, debt redemption premiums and other items, earnings per diluted common share was $0.76 compared to an adjusted $0.94 in the year-ago quarter. The company did not adjust for ($0.21) of impacts from COVID-19, including ($0.02) of incremental costs and ($0.19) of estimated revenues.

Cash from operating activities was $12.1 billion, and capital expenditures were $3.9 billion. Gross capital investment – which consists of capital expenditures plus cash payments of more than $600 million for vendor payments – totaled $4.5 billion. Free cash flow – cash from operating activities minus capital expenditures – was $8.3 billion for the quarter. Net debt declined by $2.9 billion sequentially in the quarter, and net debt to adjusted EBITDA at the end of the third quarter was 2.66x.6

Guidance
The company expects 2020 free cash flow of $26 billion or higher with a full-year dividend payout ratio in the high 50s%.2 The company also continues to expect gross capital investment in the $20 billion range in 2020.1

1Gross capital investment includes capital expenditures and cash payments for vendor financing and excludes expected FirstNet reimbursements; in 2020, vendor financing is expected to be about in the $3 billion range and FirstNet reimbursements are expected to be about $1 billion.
2 Free cash flow dividend payout ratio is total dividends paid divided by free cash flow. Free cash flow is cash from operating activities minus capital expenditures. Due to high variability and difficulty in predicting items that impact cash from operating activities and capital expenditures, the company is not able to provide a reconciliation between projected free cash flow and the most comparable GAAP metric without unreasonable effort.

3 Fastest Nationwide 5G network based on AT&T analysis of Ookla® of Speedtest Intelligence® data median 5G download speeds for Q3 2020 comparing only networks offering “nationwide” 5G coverage. 5G Coverage analysis based on carrier’s public statements. Fastest network based on analysis by Ookla® of Speedtest Intelligence® data of average download speeds for Q1, Q2, Q3 and Q4 2019, and median download speeds for Q1, Q2 and Q3 2020. Ookla trademarks used under license and reprinted with permission.
4 Domestic HBO and HBO Max subscribers do not include customers that are part of a free trial.
5 Worldwide HBO/HBO Max subscribers consist of domestic and international HBO subscribers and domestic HBO Max subscribers and excludes Cinemax subscribers.
6Net Debt to adjusted EBITDA ratios are non-GAAP financial measures that are frequently used by investors and credit rating agencies to provide relevant and useful information. Our Net Debt to Adjusted EBITDA ratio is calculated by dividing the Net Debt by the sum of the most recent four quarters of Adjusted EBITDA.

*About AT&T
AT&T Inc. (NYSE:T) is a diversified, global leader in telecommunications, media and entertainment, and technology. WarnerMedia is a leading media and entertainment company that creates and distributes premium and popular content to global audiences through its consumer brands, including: HBO, HBO Max, Warner Bros., TNT, TBS, truTV, CNN, DC Entertainment, New Line, Cartoon Network, Adult Swim and Turner Classic Movies. Xandr, now part of WarnerMedia, provides marketers with innovative and relevant advertising solutions for consumers around premium video content and digital advertising through its platform. AT&T Communications provides more than 100 million U.S. consumers with entertainment and communications experiences across TV, mobile and broadband. Plus, it serves high-speed, highly secure connectivity and smart solutions to nearly 3 million business customers. AT&T Latin America provides pay-TV services across 10 countries and territories in Latin America and the Caribbean and wireless services to consumers and businesses in Mexico.

AT&T products and services are provided or offered by subsidiaries and affiliates of AT&T Inc. under the AT&T brand and not by AT&T Inc. Additional information is available at about.att.com. © 2020 AT&T Intellectual Property. All rights reserved. AT&T, the Globe logo and other marks are trademarks and service marks of AT&T Intellectual Property and/or AT&T affiliated companies. All other marks contained herein are the property of their respective owners.

Cautionary Language Concerning Forward-Looking Statements
Information set forth in this news release contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. A discussion of factors that may affect future results is contained in AT&T’s filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update and revise statements contained in this news release based on new information or otherwise.

This news release may contain certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available on the company’s website at https://investors.att.com.

For more information, contact:
Fletcher Cook
AT&T Inc.
Phone: 214-912-8541
Email: fletcher.cook@att.com

Daphne Avila
AT&T Inc.
Phone: (972) 266-3866
Email: daphne.avila@att.com